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EXHIBIT 3.3

                    CERTIFICATE OF AMENDMENT
                              TO
                   ARTICLES OF INCORPORATION
                 OF VISTA MEDICAL TERRACE, INC.

The undersigned, being the President and Secretary of Vista Medical Terrace, Inc. hereby declare that the original Articles of the corporation were filed with the Secretary of State of Nevada on March 30, 1990. Pursuant to the provisions of NRS 78.385-390, on May 25, 1999, the Shareholders of the corporation representing a majority of the voting power of the company's common stock, unanimously voted for the following amendment to the Articles of Incorporation:

ARTICLE I      The name of the corporation shall be:
               FirstBingo. com

     THE UNDERSIGNED, being the President and Secretary of Vista
Medical Terrace, Inc., hereby declare and certify that the facts herein stated are true and, accordingly, have hereunto set their hands this 26th day of May, 1999.

                              /s/ Lewis M. Eslick
                              President

                              /s/ Paul J. C. Eslick

STATE OF NEVADA     )
                    ) ss.
COUNTY OF CLARK     )

     On this 26th day of May, 1999, before me, a Notary Public, personally appeared Lewis M. Eslick and Paul J.C. Eslick, personally known or proven to me to be the President and Secretary, respectively, of Vista Medical Terrace, Inc. and acknowledged that they executed the above instrument.

                              /s/ Catherine Zeljeznjak
                              NOTARY PUBLIC